AGREEMENT

DATE:          January 1, 1996

PARTIES:  CALIFORNIA DEHYDRATING COMPANY, INC. ("Cal Dehy"); and
          SHF ACQUISITION CORPORATION ("SHF")

RECITALS:

          A. Cal Dehy formerly owned and operated that certain rice drying and storage facility located at 805 S. River Road, West
Sacramento, California ("Facility").

          B. SHF desires to lease the Facility and to operate under the historic name California Dehydrating Company and/or Cal Dehy. SHF further desires to maintain the historical customers of the Facility and desires that Cal Dehy not compete against SHF in the rice drying and storage business.

AGREEMENTS:

          In consideration of the mutual covenants contained herein, the parties agree as follows:

          1. LICENSE AGREEMENT. Cal Dehy hereby authorizes SHF to use the names California Dehydrating Company and/or Cal Dehy in connection with any and all business operations in any way associated with the Facility. All such rights shall automatically, without notice, terminate at the end of the term hereof.

          2. COVENANT NOT TO COMPETE. Prior to the end of the term hereof Cal Dehy expressly agrees not to compete in any way, directly or indirectly, with SHF s rice drying and storage operations. Provided further that Cal Dehy shall cooperate with SHF in all reasonable attempts of SHF to maintain the business and customers of Cal Dehy.

          3. TERM. The term of this agreement shall commence on the date first set forth above and continue until December 31, 1996.

          4. CONSIDERATION. As and for consideration hereunder SHF agrees to pay al Dehy the sum of Five Thousand Dollars ($5,000.00) per month commencing January 1, 1996, and continuing to and including December 1, 1996. SHF shall also indemnify and hold Cal Dehy harmless from any and all liability, claims, defense costs or other expenses, costs, or sums relating to or resulting from SHF s operation of the Facility and/or SHF s use of the name California Dehydrating Company and/or Cal Dehy.

          5. ATTORNEYS' FEES. If either party files an action or brings any proceeding against the other arising out of this agreement, then as between the parties, the prevailing party shall be entitled to recover as an element of its costs of suit, and not as damages, reasonable attorneys fees to be fixed by the court. The "prevailing party" shall be the party who is entitled to recover its costs of suit, whether or not suit proceeds to final judgment. A party not entitled to recover its costs shall be counted in calculating the amount of a judgment for purposes of determining whether a party is entitled to its costs or attorneys fees.

          Executed as of the date first set forth above.

SHF:                                    SHF Acquisition Corporation


                                        By:/s/ James H. Dale
                                           James Dale

Cal Dehy:                               CALIFORNIA DEHYDRATING COMPANY, INC.


                                        By:/s/ John B. Anderson
                                           John B. Anderson